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                                                                    EXHIBIT 23.5


                        CONSENT OF FINANCIAL ADVISORS



We hereby consent to the inclusion of our Fairness Opinion issued to the Board of Directors of Gulf South Bancshares, Inc. Form S-4 of Regions Financial Corporation. We also give consent to the use of the name Baxter Fentriss as "Experts." In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the rules and regulations of the Securities and Exchange Commission thereunder.



Baxter Fentriss and Company
/s/ BAXTER FENTRISS AND COMPANY

Richmond, Virginia
January 2, 1997